Exhibit 99.1

Contacts:  Martin J. Landon – Investors
KCI
(210) 255-6494

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KCI PROVIDES 2005 EARNINGS OUTLOOK AND REITERATES GUIDANCE
FOR FOURTH QUARTER AND FULL YEAR 2004

San Antonio, Texas – December 15, 2004,  Kinetic Concepts, Inc. (NYSE: KCI) today provided revenue and earnings guidance for 2005 and reiterated financial guidance for the fourth quarter and full-year of 2004.

2005 Guidance

KCI presently projects full-year 2005 revenue of $1.20 – 1.25 billion based on continued demand for its V.A.C. negative pressure wound therapy devices and related supplies.  The Company expects physician awareness and adoption of V.A.C. therapy will continue to increase in 2005 as the Company expands its sales reach to additional clinicians and care givers.  In addition, the Company believes that the number of wounds that could benefit from V.A.C. therapy may be expanding domestically.  Surfaces revenue for 2005, including sales and rentals, is currently expected to increase slightly from 2004 due primarily to anticipated growth in bariatric and pulmonary surfaces.

Earnings per share for 2005, on a diluted basis, are currently projected to be $2.10 - $2.20 per share, based upon a weighted average diluted share count estimate of 73.0-73.5 million shares.  2005 sales and earnings growth comparisons to the prior year are expected to be reasonably consistent across quarters, excluding IPO and follow-on equity offering expenses incurred in 2004.

Full-Year 2004 Guidance

As previously announced, KCI expects fourth quarter revenue of $266 million to $276 million and full-year revenue of $985 to $995 million, while earnings per share, on a non-GAAP diluted basis, excluding expenses and dividends associated with stock offerings and debt prepayments, are expected to be $0.42 to $0.48 for the fourth quarter and $1.61 to $1.67 for the full-year 2004.  These full-year 2004 estimates represent increases of 29% to 30% for revenue and 55% to 61% for EPS.  Related GAAP earnings per share for the full-year 2004 are currently expected to be $0.40 to $0.46.

Q4 2004 Earnings Release

The Company expects a press release detailing the fourth quarter and full-year 2004 financial results will be made available during the week of January 24, 2005.  On the day of the release, the Company will also conduct a conference call.  During the call, the Company will discuss its guidance for 2005.

Non-GAAP Financial Information

We have presented income statement items on a non-GAAP basis, where indicated,  to exclude the impact of expenses and the acceleration of the in-kind preferred stock dividends incurred as a result of the 2004 stock offerings and debt prepayments and the 2003 leveraged recapitalization.  These non-GAAP financial measures do not replace the presentation of our GAAP financial results.  We have provided this supplemental non-GAAP information because it provides meaningful information regarding our results on a basis that may better facilitate comparisons between the periods presented.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors use this information in a similar fashion.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall cost of patient care by accelerating the healing process or preventing complications. Our advanced wound care systems incorporate our proprietary Vacuum Assisted Closure®, or V.A.C.®, technology, which has been clinically demonstrated to promote wound healing and reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address complications associated with immobility and obesity, such as pressure sores and pneumonia. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients’ homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's estimates of future performance, revenue and earnings, physician awareness and V.A.C. adoption rates and growth objectives.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties which could cause us to fail to achieve our current financial projections and other expectations, such as a change in the demand for the V.A.C., increased competition, a change in payer reimbursement policies, our ability to protect our intellectual property rights and general economic conditions.  All information set forth in this release and its attachments is as of November 30, 2004.  We undertake no duty to update this information.  The Company has not completed the fourth quarter and accordingly expects that its actual results for that quarter may differ from those currently projected.  More information about factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including, among other sections, under the captions, "Risk Factors" and “Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the SEC and available at the SEC's website at www.sec.gov.